Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-40486) of America West Holdings Corporation of our report dated June 25, 2004 relating to the financial statements and financial statement schedule of the America West Holdings Corporation Future Care 401(k) Plan, which appears in this Form 11-K.

/s/ KPMG LLP

KPMG LLP
Phoenix, Arizona
June 28, 2004